This statement confirms that the undersigned, Linda S. Yanussi, has authorized and designated Nicholas Rubino and Christopher Di Nardo to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities Exchange Commission under Section 16, of the Securities Exchange Act of 1934 ("Section 16") as a result of the undersigned's ownership of or transactions in securities of Fifth & Pacific Companies, Inc. The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transactions in the securities of Fifth & Pacific Companies, Inc., unless earlier revoked in writing.



Signature:	/s/ Linda S. Yanussi


Name:  		Linda S. Yanussi

Date:    	1/15/2013